UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2021

AMMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13101	83-1950534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7681 E. Gray Rd.

Scottsdale, Arizona 85260

(Address of principal executive offices)

(480) 947-0001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	POWW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value	POWWP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 14, 2021 (the “Effective Date”), Ammo, Inc. (the “Company”) and one of its wholly-owned subsidiaries (collectively, the “Borrower”), entered into a Construction Loan Agreement (the “Loan Agreement”) with Hiawatha National Bank (“Hiawatha”).

The Loan Agreement specifies that Hiawatha may lend up to $11,625,000 to the Borrower to pay a portion of the construction costs of an approximately 160,000 square foot manufacturing facility to be constructed on the Company’s property in Manitowoc County, Wisconsin (the “Loan”). The first advance of Loan funds by Hiawatha was made on the Effective Date in the amount of $329,843. The Borrower expects to receive further advances of Loan funds approximately every month once Borrower’s “owner’s equity” is fully funded into the ongoing new plant construction project. The Loan is an advancing term loan and not a revolving loan so any portion of the principal repaid cannot be reborrowed.

On the Effective Date, in addition to the Borrower issuing a mortgage for the benefit of Hiawatha, the Borrower issued a Promissory Note in favor of Hiawatha (the “Note”) in the amount of up to $11,625,000 with an interest rate of four and one-half percent (4.5%). The maturity date of the Note is October 14, 2026. Starting in November 2021 through and including June 2022, the Borrower will make monthly interest only payments. Starting in July 2022, the Borrower will make monthly payments consisting of principal and unpaid interest in the expected amount of at least $265,000. The Borrower can prepay the Note in whole or in part starting in July 2022 with a prepayment premium of one percent (1%) of the principal being prepaid.

The Loan Agreement contains customary events of default including, but not limited to, a failure to make any payments pursuant to the Loan Agreement or Note, a failure to complete construction of the project, a lien of $100,000 or more against the property, or a transfer of the property without Hiawatha’s consent. Upon the occurrence of an event of default, among other remedies, the amounts due pursuant to the Loan can be accelerated, Hiawatha can foreclose on the property pursuant to the mortgage, and a late charge of five percent (5%) of the amount due will be owed with all amounts then owed pursuant to the Note bearing interest at an increased rate.

Northland Networks, Inc. acted as placement agent for the Loan and was paid a commission of $208,993.

The foregoing description of each of the Loan Agreement and the Note is not complete and is qualified in its entirety by reference to the full text of each of the Loan Agreement and Note, a copy of each of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter that will end on December 31, 2021.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMMO, INC.

Dated: October 20, 2021	By:	/s/ Robert D. Wiley
Robert D. Wiley
Chief Financial Officer